SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]


Check the appropriate box:

[_]   Preliminary proxy statement.
[_]   Definitive proxy statement.
[X]   Definitive additional materials.
[_]   Soliciting material under Rule 14a-12.
[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                           THE NEW GERMANY FUND, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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


The New Germany Fund, Inc.                                                [LOGO]

Dear Stockholder:

      We recently mailed to you proxy materials with a White proxy card in connection with the upcoming Annual Meeting of Stockholders of The New Germany Fund, Inc. to be held on June 20, 2006. Your Board of Directors strongly urges you to vote FOR the re-election of three experienced Directors of the Fund (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Fund's independent auditors (Proposal 2), and AGAINST Proposals 3, 4 and 5.

      We also want to alert you that you will probably soon be getting (or you may already have received) proxy solicitation material with a green proxy card from Phillip Goldstein and his hedge fund, Opportunity Partners L.P. Do not be misled. Mr. Goldstein's solicitation is not endorsed by the Fund or your Board.

      o Mr. Goldstein's agenda is to install a minority of directors who will seek to have the Fund take actions that would essentially terminate the Fund or disrupt its ability to make investments under its current strategy, while simultaneously incurring expenses.

      o Goldstein's short-term financial interests are not aligned with the financial interests of the Fund's long-term stockholders, who have seen their investment in the Fund appreciate remarkably in recent years. For example, a $10,000 investment in the Fund at March 31, 2003 would have grown in market value to $40,133 by March 31, 2006, as shown in the graph on the reverse of this letter.

      o Goldstein was dismissive of the Fund's outstanding performance in his recently distributed proxy materials, where he claimed that the last three years aren't representative of the Fund's long-term performance. However, the Fund also outperformed its benchmark at the 1-, 3-, 5- and 10-year intervals, based on market price as of March 31, 2006.

      o Goldstein also has suggested in his proxy materials that the Fund should have liquidated in 1998, which would have left stockholders with about $16.50 per share at that time (based on the Fund's NAV performance in 1998). But from March 31, 1998 to March 31, 2006, the Fund returned nearly 40% more than that amount to stockholders, through market price appreciation and substantial dividends.

We invite you to consider the information in the attached Performance Summary and make your own decision. If you want the opportunity to continue to enjoy the performance of the Fund, please support your Board by voting the White proxy card.

      Regardless of the number of shares you own, your vote is very important. We urge you to vote FOR your Board's nominees and AGAINST Mr. Goldstein's stockholder proposals. Please complete, sign and date the enclosed White Proxy Card and return it in the enclosed postage-paid envelope. Please discard any green proxy card you receive. Should you need another copy of our proxy materials, or if you have any questions, please contact The Altman Group, Inc., the Fund's proxy solicitors, toll-free at 1-800-884-5101.

      We thank you for your support.

                                                       Sincerely,
                                                       The Board of Directors of
                                                       The New Germany Fund

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Please be sure to complete, sign and date the enclosed White Proxy Card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the White proxy voting form it will send you. If you have already returned a green proxy card, you can still support your Board by returning a White Proxy Card. Only your latest dated proxy card will count.
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

The New Germany Fund, Inc.                                                [LOGO]

Performance Summary
-------------------

Stockholders of the Fund have seen their investment in the Fund appreciate very substantially in recent years - a total market return of over 300% from March 31, 2003 to March 31, 2006. A $10,000 investment in the Fund at March 31, 2003 would have grown in market value to $40,133 by March 31, 2006, as shown in the graph below. The graph also shows how the Fund's performance over that period easily beat that of its benchmark, the German Midcap Market Performance Index
(MMPI). In fact, the Fund's market return for March 31, 2003 to March 31, 2006 surpassed that of the MMPI by 80 percentage points.

 [The following table was represented by a line chart in the printed material.]

  Date      New Germany Fund      Benchmark      New Germany Fund      Benchmark
  ----      ----------------      ---------      ----------------      ---------
 3/31/03        $ 10,000          $ 10,000             0.00%             0.00%
 4/30/03        $ 12,062          $ 11,894            20.62%            18.94%
 5/30/03        $ 13,277          $ 13,245            32.77%            32.45%
 6/30/03        $ 13,927          $ 13,502            39.27%            35.02%
 7/31/03        $ 15,602          $ 14,338            56.02%            43.38%
 8/29/03        $ 16,252          $ 15,033            62.52%            50.33%
 9/30/03        $ 16,647          $ 15,336            66.47%            53.36%
10/31/03        $ 18,654          $ 17,135            86.54%            71.35%
11/28/03        $ 19,558          $ 17,563            95.58%            75.63%
12/31/03        $ 20,299          $ 18,698           102.99%            86.98%
 1/30/04        $ 21,773          $ 19,670           117.73%            96.70%
 2/27/04        $ 22,709          $ 20,364           127.09%           103.64%
 3/31/04        $ 20,894          $ 19,381           108.94%            93.81%
 4/30/04        $ 20,809          $ 19,502           108.09%            95.02%
 5/28/04        $ 20,619          $ 19,425           106.19%            94.25%
 6/30/04        $ 22,304          $ 20,230           123.04%           102.30%
 7/31/04        $ 21,162          $ 19,323           111.62%            93.23%
 8/31/04        $ 20,534          $ 18,600           105.34%            86.00%
 9/30/04        $ 21,533          $ 19,703           115.33%            97.03%
10/31/04        $ 22,990          $ 20,316           129.90%           103.16%
11/30/04        $ 24,703          $ 22,134           147.03%           121.34%
12/31/04        $ 26,489          $ 23,084           164.89%           130.84%
 1/31/05        $ 26,343          $ 22,959           163.43%           129.59%
 2/28/05        $ 27,806          $ 23,905           178.06%           139.05%
 3/31/05        $ 26,753          $ 23,017           167.53%           130.17%
 4/30/05        $ 25,875          $ 22,068           158.75%           120.68%
 5/31/05        $ 26,424          $ 22,837           164.24%           128.37%
 6/30/05        $ 27,702          $ 23,565           177.02%           135.65%
 7/31/05        $ 29,099          $ 25,208           190.99%           152.08%
 8/31/05        $ 30,466          $ 25,572           204.66%           155.72%
 9/30/05        $ 31,120          $ 26,361           211.20%           163.61%
10/31/05        $ 29,099          $ 24,933           190.99%           149.33%
11/30/05        $ 29,604          $ 25,584           196.04%           155.84%
12/31/05        $ 31,507          $ 26,356           215.07%           163.56%
 1/31/06        $ 36,392          $ 29,789           263.92%           197.89%
 2/28/06        $ 37,567          $ 30,808           275.67%           208.08%
 3/31/06        $ 40,133          $ 32,189           301.33%           221.89%

The longer term value proposition of your Fund and its investment objective is well served by the closed-end format that has been opposed by Mr. Goldstein and his hedge fund. Country funds, like your Fund, have tended to be closed-end because the volatility of investor demand for individual countries can cause an open-end fund to experience wide swings in net purchases (which often adds cash in rising markets and dilutes returns) and net redemptions (which often forces sales in falling markets and aggravates the downside). Your Fund is generally over 80% invested in small- and mid-cap German companies with limited liquidity. Open-ending may force the Fund to divest, at great expense, the very same holdings from which the Fund's stockholders have profited handsomely in recent years. Further, not having to worry about raising cash on a moment's notice to meet redemption requests allows your Fund's manager to keep your Fund fully invested and to search out the medium- and smaller-sized German companies that are the Fund's mandate.

Each of the three hedge fund-supported stockholder proposals that your Board opposes seeks to deny other stockholders the opportunity to continue to participate in the long-term prosperity of the Fund. One proposal seeks to terminate the investment advisory agreement between the Fund and its investment adviser, but its proponent freely admits that his real goal is to use this threat to force the Fund to open-end. A second proposal would make it easier for short-term hedge funds to override the Fund's bylaws and nominate candidates for election as directors who have an open-ending agenda, regardless of their lack of qualifications. A third proposal would recommend that the Fund open-end, conduct tender offers or liquidate. All three proposals are designed to force the Fund to abandon its closed-end structure. This would benefit the hedge funds that have invested in the Fund for short-term gain, but would harm the Fund's ability to continue to achieve its investment objectives, and ultimately lead to the Fund's termination.